Exhibit 99.1

  NPS Pharmaceuticals Reports Second Quarter and Six Month Operating Results



    SALT LAKE CITY, Aug. 12 /PRNewswire-FirstCall/ -- NPS Pharmaceuticals,

Inc. (Nasdaq: NPSP) provided an overview of its late-stage development programs and announced today its operating results for the three and six months ended June 30, 2003.



                               Program Overview

    The company's most advanced product candidate is cinacalcet HCl, a calcimimetic compound licensed to Amgen Inc. of Thousand Oaks, CA.  Amgen recently announced that it has successfully completed three Phase III trials with cinacalcet HCl in dialysis patients with secondary hyperparathyroidism,

and that it intends to submit an application to the FDA for approval to market the compound before the end of 2003.  This will be the first NPS compound to be the subject of such an application.

    The company's most advanced proprietary compound is PREOS(R), being developed for the treatment of osteoporosis.  PREOS is intact, recombinant human parathyroid hormone which, when given as a daily subcutaneous injection,

has been shown in clinical trials to stimulate the growth of bone in patients who have lost bone due to osteoporosis.  Dosing of patients with PREOS in the

Phase III trial, known as the TOP study, will conclude at the end of September

2003.  In addition to the TOP study, PREOS is being given to patients in combination with Merck's Fosamax(R), an antiresorptive compound, in a trial called the PaTH study, and in combination with estrogen in a trial called the

POWER study.  These studies are intended to bolster the body of data to be provided to the FDA in an application for approval to market PREOS, which the company plans to submit by mid-2004.  Data from the first year of the two-year

PaTH study will be the subject of presentations by investigators supervising the trial at the annual meeting of the American Society for Bone and Mineral

Research in September 2003.

    NPS is also developing teduglutide (ALX-0600), an analog of the hormone

GLP-2 that is in Phase II clinical development for the treatment of various gastrointestinal disorders.  The company has completed a Phase IIa study with teduglutide in patients with short bowel syndrome (SBS), and intends to continue to develop the compound for this and other indications.  It is anticipated that NPS will begin a proof-of-concept study with teduglutide in patients with active Crohn's disease in the third quarter of 2003, and a pivotal study in adult patients with SBS by the end of the year.

    Commenting on the company's recent progress, Dr. Hunter Jackson, Chairman,

President, and CEO of NPS stated:  "NPS continues to make important strides in the development of its late-stage product portfolio.  Our maturing product pipeline and emerging early-stage product candidates reflect our expertise in novel drug discovery and development, which is one the fundamental strengths of our company.  We look forward to the launch of cinacalcet by our licensee,

Amgen, and to the continued advancement of PREOS and teduglutide.  We're also pleased with our success in strengthening the company's financial position,

which will enable us to continue our product development efforts as we reach some important milestones during the next twelve months."



                              Financial Results

    NPS incurred a net loss for the second quarter of 2003 of $64.9 million,

or $1.82 per share, compared to a net loss in the second quarter of 2002 of

$21.1 million, or $0.70 per share.  For the six months ended June 30, 2003,

the net loss was $93.0 million, or $2.63 per share, compared to $43.1 million,

or $1.42 per share for the six months ended June 30, 2002. The net loss for the three months and six months ended June 30, 2003 includes an expense of

$39.9 million relating to costs associated with the terminated merger with

Enzon Pharmaceuticals Inc.

    Revenues for the second quarter of 2003 were $73,000 compared to revenues of $1.1 million for the same period last year.  Revenues for the six months ended June 30, 2003 were $211,000 compared to $1.9 million in the same period of 2002. Substantially all revenues during the periods were from research and development support agreements. The decreases in revenues during 2003 as compared to the same periods in the prior year are primarily due to the fact that the company recognized no revenue under its agreement with the Government of Canada pursuant to the Technology Partnership Canada program during the three and six months ended June 30, 2003. Depending on the result of on-going negotiations to amend certain provisions of its research funding agreement with the Government of Canada, the company may recognize the remaining approximate Cnd. $900,000 under the terms of the agreement.

    Research and development expenses were $23.4 million for the second quarter of 2003 compared to $20.2 million for the second quarter of 2002.  The increase in research and development expenses compared to the second quarter of 2002 is principally due to a $2.9 million increase in the costs of advancing the development of the teduglutide (ALX-0600) program and a

$1.9 million increase in the costs relating to personnel, recruiting and travel. For the six months ended June 30, 2003, research and development expenses were $48.3 million compared to $41.3 million for the same period in

2002. The increase in research and development expenses during the six months ended June 30, 2003 as compared to the same period in the prior year is primarily due to a $2.4 million increase in the costs of advancing the development of teduglutide, a $2.9 million increase in the costs associated with the manufacturing of clinical supplies of PREOS and teduglutide,

including costs related to an agreement with Boehringer Ingelheim Austria GmbH for the manufacture of bulk drug supplies of PREOS in anticipation of the product launch, and a $2.0 million increase in the costs relating to personnel, recruiting and travel.

    General and administrative expenses were $4.3 million for the quarter ended June 30, 2003 compared to $3.6 million expended in the same quarter in

2002. For the six months ended June 30, 2003, general and administrative expenses were $9.3 million compared to $7.2 million for the same period in

2002. The increases in general and administrative expenses during the three and six months ended June 30, 2003 as compared with the same periods in the prior year are primarily due to marketing activities associated with PREOS and teduglutide and the related hiring of additional marketing and administrative personnel.

    Amortization of intangibles of $371,000 and $715,000 for the three and six months ended June 30, 2003, respectively, are comparable to $332,000 and

$657,000 for the same periods in the prior year.

    Merger costs and termination fees were $39.9 million for the three and six months ended June 30, 2003 as a result of the termination of our merger agreement with Enzon Pharmaceuticals, Inc. Pursuant to the terms of that merger agreement, the company paid a termination fee in the form of a private placement of 1.5 million shares of common stock valued at $35.6 million based upon the $23.747 per share closing price of the company's common stock on the

Nasdaq National Market on June 4, 2003. The company also incurred direct costs relating to the proposed merger of approximately $4.3 million.

    Other income, net, decreased from $1.9 million to $1.3 million for the three months ended June 30, 2003 as compared with the same period in the prior year, and from $4.1 million to $3.3 million for the six months ended June 30,

2003 as compared with the same period in the prior year.  The decreases for the three and six months ended June 30, 2003 as compared to the same periods in the prior year are primarily the result of decreased interest income of

$548,000 and $1.1 million for each of these periods, respectively, resulting from lower interest rates during 2003 as compared with the same periods in the prior year.

    As of June 30, 2003, the company had 36.7 million shares outstanding and

$345.8 million in cash, cash equivalents, and marketable investment securities as compared to $234.5 million at December 31, 2002. The increase in cash, cash equivalents and marketable investment securities was primarily the result of our sale of $170.0 million, 3.0 percent convertible debentures during June

2003. The company received net proceeds of $164.6 million from this offering after deducting debt issuance costs and before the purchase of an optional overallotment. In July, the initial purchasers of these convertible debentures exercised their option to purchase an additional $22.0 million principal amount.







                  NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

                       (A Development Stage Enterprise)

               Condensed Consolidated Statements of Operations

                    (In thousands, except per share data)

                                 (Unaudited)





                                                                  October 22,

                                                                     1986

                                                                  (inception)

                        Three Months Ended      Six Months Ended    through

                             June 30,               June 30,        June 30,

                        2003        2002        2003        2002      2003

     Revenues from

      research and

      license agreements   $73      $1,094       $211      $1,881    $75,884



     Operating expenses:

       Research and

        development     23,431      20,239     48,252      41,343    308,670

       General and

        administrative   4,318       3,577      9,297       7,159     83,225

       Amortization of

        intangibles        371         332        715         657      9,008

       In-process

        research and

        development

        acquired            --          --         --          --     17,760

       Merger costs and

        termination

        fees           (39,872)         --    (39,872)         --    (39,872)

         Total

          operating

          expenses      67,992      24,148     98,136      49,159    458,535

         Operating

          loss         (67,919)    (23,054)   (97,925)    (47,278)  (382,651)





     Other income, net   1,347       1,919      3,263       4,139     41,870

         Loss before

          taxes        (66,572)    (21,135)   (94,662)    (43,139)  (340,781)



     Income tax

      expense

      (benefit)         (1,697)         10     (1,697)         10       (481)



       Loss before

        cumulative

        effect of

        accounting

        change         (64,875)    (21,145)   (92,965)    (43,149)  (340,300)



     Cumulative

      effect of

      accounting

      change                --          --         --          --       (500)



       Net loss       $(64,875)   $(21,145)   (92,965)   $(43,149)  (340,800)



     Basic and

      diluted

      net loss per

      common and

      potential

      common share     $(1.82)      $(0.70)    $(2.63)     $(1.42)





     Weighted average

      common and

      potential

      common shares

      outstanding -

      basic and

      diluted           35,645      30,364     35,390      30,288







                    Condensed Consolidated Balance Sheets

                                (In thousands)

                                 (Unaudited)



                                                    June 30,     December 31,

                                                      2003           2002



     Cash, cash equivalents and marketable

      investment securities                         $345,839       $234,454

     Other current assets                              5,278          5,149

     Plant and equipment, net of accumulated

      depreciation and amortization                    4,913          4,310

     Other assets, net of accumulated amortization    15,780          9,555

       Total assets                                 $371,810       $253,468



     Current liabilities                              14,978         11,106

     Notes payable                                   170,000             --

       Total liabilities                             184,978         11,106





     Paid-in capital and common stock                526,561        489,387

     Deferred compensation                              (276)          (370)

     Accumulated other comprehensive income            1,347          1,180

     Deficit accumulated during development stage   (340,800)      (247,835)

       Net stockholders' equity                      186,832        242,362

       Total liabilities and stockholders' equity   $317,810       $253,468





    NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders.  The company has drug candidates in various stages of clinical development backed by a strong discovery research effort. The two most advanced product candidates are cinacalcet HCl, which has been licensed to Amgen and has completed three Phase

III trials for the treatment of secondary hyperparathyroidism, and PREOS, the company's proprietary protein for the treatment of osteoporosis, which is in a

Phase III trial. Additional information is available on the company's website,

http://www.npsp.com.



                               Call Information

    A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial 1-800-374-0232 and use confirmation code 1390170.  In addition,

live audio of the conference call will be simultaneously broadcast over the internet and may be accessed under the Investor Relations page, Calendar of

Events section of the company's website (www.npsp.com).  Please click on the webcast link and follow the prompts for registration and access.

    If you are unable to participate in the live call, a replay will be available at 1-800-642-1687 (with confirmation code 1390170) until midnight,

MDT, August 19, 2003.  The webcast portion of the call will also be available on the NPS website for the same period of time.



     Cautionary Statement For The Purpose Of The "Safe Harbor" Provisions

           Of The Private Securities Litigation Reform Act of 1995

    Statements made in this press release, which are not historical in nature,

constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our intent to file an application with the FDA in mid-

2004 for marketing approval of PREOS, our intention to initiate a proof-of-

concept trial in Crohn's disease in the third quarter of 2003 and a pivotal trial in adult patients with SBS by the end of 2003 for teduglutide or

ALX-0600, and our intent, or the intent of our licensees, to commercialize small molecules and recombinant proteins as drugs, specifically, our product candidates, PREOS, teduglutide and cinacalcet HCl. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates, which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and, we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates.  All information in this press release is as of August 12, 2003, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission,

including our Annual Report on Form 10-K/A for the year ended December 31,

2002, and in our quarterly report on Form 10-Q for the second quarter of 2003.



SOURCE  NPS Pharmaceuticals, Inc.

    -0-                             08/12/2003

    /NOTE TO EDITORS:  The name "PREOS" should be all caps, italicized and should show the Registered symbol./

    /CONTACT:  David L. Clark, Vice President, Operations of NPS

Pharmaceuticals, Inc., +1-801-584-5415/

    /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20000218/NPSLOGO

              PRN Photo Desk, 888-776-6555 or 212-782-2840/

    /Company News On-Call:  http://www.prnewswire.com/comp/613587.html /

    /Web site:  http://www.npsp.com /

    (NPSP)



CO:  NPS Pharmaceuticals, Inc.

ST:  Utah

IN:  HEA MTC BIO

SU:  ERN CCA